Exhibit 4.34

OFFSHORE CREDIT AGREEMENT

No:. 2016 Li Zi Di 033102

Credit Grantor: China Merchants Bank Co., Ltd. (hereinafter referred to as “Party A”)

Chief Principal:

Credit Applicant: 58.com Inc. (hereinafter referred to as “Party B”)

Chief Principal:

Upon the application of Party B, Party A agrees to, through its offshore financial center, grant a credit line to Party B for its use in accordance with this Agreement. Now through the full consultation and pursuant to the applicable law, Party A and Party B hereby enter into this Agreement as follows.

Clause 1 Credit Line

1.1	Party A will grant Party B the credit line up to US Dollars two hundred and seventy-five million only (including the equivalent amount in other currencies converted at the foreign exchange rates published by Party A when each specific business actually takes place, the same below),√the amount of credit line which may be actually used shall be the amount of the qualified standby letter of credit / letter of guarantee received by Party A (please mark with “√” in ☐, if this agreed term is applicable), of which (please make a choice by marking with “√” below):

☐ revolving credit line             currency               dollar;

√ one-time credit line US Dollars two hundred and seventy-five million.

The revolving credit line means the maximum of the sum of credit principal balances of loans, trade financing, letters of guarantee, overdraft,    /   ,  /    and etc. to be make available by Party A to Party B during the term of credit which may be used in a continuous and revolving manner.

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The one-time credit line means that when applying to Party A for conducting a number of credit business during the term of credit, Party B will submit to Party A an application separately for each of such business, and the cumulatively occurring amount of all credit business shall not exceed the amount of one-time credit line as specified herein. Party B shall not use the one-time credit line in a revolving manner, and the corresponding amounts of such number of credit business conducted upon the applications of Party B shall occupy the amount of one-time credit line as set forth in this clause until cumulatively fully occupy such amount.

“Trade financing” includes such types of business as the opening of letters of credit, inward documentary bill, delivery guarantee, inward bill purchased under collection, packing credit, outward documentary bill, collection bill purchased, import / export remittance financing, short-term credit insurance financing, import factoring, export factoring (other than double factoring without recourse and double factoring without recourse in the system of Party A, the same below),   /  ,   /  .

“Working capital loans” refer to short-term or mid-term loans, with the specific term for each drawing being one month, three months, six months, one year or other term to be agreed on by the parties.

1.2	When Party A conducts the import factoring where Party B is the payer, the creditor’s rights assigned to Party A thereunder to the receivables payable by Party B occupy the aforesaid credit line; when Party A conducts the export factoring for the account of Party B, then the basic purchasing funds provided by Party A to Party B thereunder occupy the aforesaid credit line.

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1.3	The aforesaid credit line excludes the corresponding portion of credit amount secured by the security deposits or pledge on deposit receipt provided by Party B or third parties solely against single specific business hereunder; the same below.

☐1.4	Upon the application, Party B has applied to and been granted by Party A the credit line amounting to / (currency) / dollars on / date / month, / year for the term being / months beginning from / date / month, / year and ending on / date / month, / year, for which the parties have executed an Offshore Credit Agreement (hereinafter referred to the “Original Credit Agreement”). From the effective date hereof, any outstanding balance (if any) (the specific amount of which will be fixed as per the records and determination of Party A) of the specific business having occurred under the Original Credit Agreement shall be automatically included hereunder and directly occupy the credit line hereunder, and the unused credit line under the Original Credit Agreement shall be automatically abolished. (Please mark with “√” in ☐, if this clause is applicable.)

Clause 2 Term of Credit

The term of credit shall be thirteen months, i.e., from April 1st, 2016 to April 21st, 2017. Party B shall submit applications to Party A for the use of credit during such term, and Party A will not accept any application submitted by Party B for the use of credit beyond the expiration date of such term, unless otherwise provided herein.

Clause 3 Use of Credit Line

3.1	Types and Scope of Credit Line

The aforesaid credit line shall be (make a choice between the two options below by marking with “√”):

( )	3.1.1	Comprehensive credit line; the parties agree as follows on the types and amounts of specific business for which the credit line may be used:

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          /                   ,          /                ,

          /                   ,          /

Meanwhile, Party B   /   (insert “may” or “may not”) transfer the aforesaid credit line and (the below may be selected by marking with “√”):

☐ May be transferred between all types of business;

☐ May be  transferred between part of types of business, i.e.,    /     and    /     ;

( √ )	3.1.2	Working capital loans single credit line. Used to repay the dollar loan lent to Party B by Tencent Holdings Limited (including Ohio River); used for any other purpose not permitted.

3.2	During the term of credit, the revolving credit line may be used by Party B in a revolving manner, and the one-time credit line may not be used in a revolving manner. Party B must submit an application separately for each use of credit line, and Party A will approve and agree separately for each use. When Party B applies for the working capital loans within the credit line, it’s not necessary for Party A and Party B to execute a Loan Contract separately for each application, but, however, Party B shall submit an Application for Drawing to Party A when each time applying for a loan, and if Party A agrees to make such loan after having examined such application, the contents of such loan will be evidenced by an applicable receipt for loan. The parties agree that the contents evidenced by the applicable receipt for loan shall prevail in case of any discrepancy between the provisions of the Application for Drawing and the receipt for loan regarding the amount, term, interest rate, purpose and other aspects of a loan.

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When Party B applies for credit other than the working capital loans and Party A approves after examination, the amount, term specific purpose and other aspects of each credit may be stipulated in a contract (including a receipt for loan) or an agreement to be separately executed by the parties for such specific business, or in an applicable application for business submitted by Party B to and accepted by Party A.

The aforesaid contracts, agreements or applicable applications for specific business are collectively referred to as the “Specific Contracts”. Under the import factoring, a Specific Contract shall be deemed to have been entered into by Party A and Party B upon Party B confirming, in a manner acknowledged by Party A, a Notice of Assignment of Receivables sent by Party A to Party B.

3.3	The term of use for each loan or other credit within the credit line shall be determined as per Party B’s demand in its operation and Party A’s regulations for business management, and the expiration date for each specific business may not (insert “may” or “may not”) be later than the expiration date for the term of credit [√if such loan or other credit is secured with a standby letter of credit / letter of guarantee, its expiration date may not be later than five business days prior to the expiration date of the applicable standby letter of credit / letter of guarantee (please mark with “√” in ☐, if this clause is applicable)].

3.4	Examination and Adjustment of Credit. Party A shall be entitled to independently examine the credit during its term, and upon a written notice to Party B, at any time unilaterally modify the amount and other terms and conditions of the original credit, including cancelling the portion of credit which has not been drawn.

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Clause 4 Interest and Fees

4.1	The interest rates for the loans and financing within the credit line and the fees charged for the relevant business will be collected pursuant to the provisions of the respective Specific Contracts. In addition, Party A will receive from Party B the financing charges at 0.05% per annum of average daily financing balance and the fees for supervision of account at 0.55% per annum of average daily financing balance; both the financing charges and fees for supervision of account shall be ☐paid in a lump sum when the line is used for the first time; or √paid in the manner same to that of the interest (make a choice between the two options by marking with “√”)

4.2	The interest for a working capital loan will be paid together at the time of repayment of the principal, if the term of such loan is not more than three months (including three months). If the term is more than three months, the interest payment dates shall be March 21st, June 21st, September 21st and December 21st of each year, and the interest accruing until the day immediately prior to each interest payment date shall be paid on such interest payment date. The interest of loan will be calculated from the day when the loan fund is transferred into the borrowing account on the basis of the amount of loan actually made and the number of days actually occupied. Party B must pay the interest on each interest payment date, and Party A may directly collect by deducting from the deposit account of Party B. Should Party B fail to pay the interest on time, Party A shall be entitled to receive the compound interest on the unpaid interest at the loan interest to be determined pursuant to the receipt for loan.

4.3	The principal and remaining interest and financing charges (if any) must be paid off simultaneously when the loan is paid off.

4.4	Unless otherwise provided in the Specific Contract, the financing interest rate shall not be less than LIBOR (three months) + 55 BPs.

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4.4.1	Party A shall be entitled to regularly or irregularly adjust such BPs in accordance with the change in the relevant national policies, the change in the prices in the international credit loan market or the change in Party A’s policies for credit loan. When deciding to make such adjustment, Party A shall sent Party B a five business days’ prior written notice. Such adjustment will become effective after Party A has notified Party B. The new credit line for Party B and the specific BPs for the loan which has been drawn prior to the effectiveness of the notice and has not been repaid will be governed by the provisions as determined by Party A in the notice, and the floating period will still be governed by the provisions hereof.

4.4.2	If the loan adopts the floating interest rate, the floating period shall: (make a choice between the two options by marking with “√”)

☐ be subject to the provisions as set forth in the receipt for loan;

☐ float for the floating period of   /   months  /   days.

The date when the loan is actually made will be the pricing date for the first floating period, and thereafter the first date of each floating period will be the pricing date for such floating period (the pricing date means the reference date used to determine the prime interest rate within the floating period; Party A will determine in accordance with the international practices that the interest rate determination date will be the pricing date or the date falling on one or two business day(s) prior to the pricing date).

4.5	If Party B fails to repay the loan on time, the default interest shall be collected at 2% plus the original interest rate on the amount in arrears from the overdue date.

If Party B fails to use the loan for the purpose hereof, the default interest shall be collected at 2% plus the original interest rate on the amount not used for the purpose as per the contract from the date when Party B began to use such amount for other purpose.

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Clause 5 Guarantee

5.1	China Merchants Bank Co., Ltd., Beijing Branch shall, as the guarantor assuming joint and several liabilities, issue the standby letter of credit or irrevocable maximum letter of guarantee in favor of Party A for securing all debts owed by Party B to Party A hereunder. And / or

5.2	/ shall create mortgage (pledge) on all / properties owned by it or of which it has the right to legally dispose for securing all debts owed by Party B to Party A hereunder; the parties will separately execute the contract for such security.

Party A shall be entitled to decline to grant the credit to Party B, if the guarantor fails to execute the instrument or appropriately complete the procedures for the security in accordance with the provisions of this clause.

Clause 6 Rights and Obligations of Party B

6.1	Party B shall have the following rights:

6.1.1	the right to require Party A to provide the loan or other credit within the credit line pursuant to the conditions hereof;

6.1.2	the right to use the credit line pursuant to the agreements hereof;

6.1.3	the right to require Party A to keep confidential the information provided by Party B regarding the production, operation, properties, accounts and other aspects, unless otherwise provided by the laws or regulations or otherwise required by the regulatory authorities;

6.1.4	the right to transfer its debts to a third party upon the consent of Party A.

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6.2	Party B shall undertake the following obligations:

6.2.1	to truthfully provide such documents as required by Party A (including but not limited to the true copies of its financial statements and annual financial reports for such periods as required by Party A, and the significant decisions on and changes in its production, operation and management), and the information about each bank with which it maintains an account, each account and the balance of deposit and loan, and to cooperate with Party A in the investigation, examination and inspection by Party A;

6.2.2	to be subject to the supervision by Party A on Party B’s use of the credit funds and relevant production, operation and financial activities;

6.2.3	to use the loans and / or other credit in accordance with the agreements herein and in each Specific Contract and / or for the covenanted purposes;

6.2.4	to on time and fully repay the principal of loans, advances and other credit debts, and pay the interest thereon in accordance with the agreements herein and in each Specific Contract;

6.2.5	to obtain the written consent of Party A if assigning the debts hereunder or any part thereof to a third party;

6.2.6	to promptly notify Party A and actively cooperate with Party A in adopting all measures to ensure the safety repayment of the principal of loans, advances and other credit debts hereunder and the payment of the interest thereon and all relevant fees in case of any of the following circumstances;

6.2.6.1	material financial loss, loss of assets or other financial crisis;

6.2.6.2	making a loan to or providing guarantee for a third party, or creating mortgage (pledge) on its own properties (rights);

6.2.6.3	such changes as merger (consolidation), separation, reorganization, joint venture (cooperation), transfer of property right (equity) and shareholding reform;

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6.2.6.4	such circumstances as winding-up, revocation or cancellation of business license, filing or being filed for bankruptcy, and dissolution;

6.2.6.5	any material crisis in the operation or finance of its holding shareholder or other affiliate, or any coercive measure taken by a competent governmental authority on any officer of it or any of its holding shareholder or affiliate, which may affect its normal operation;

6.2.6.6	any material affiliated transaction with its holding shareholder or other affiliate, which affects its normal operation;

6.2.6.7	any litigation, arbitration or criminal or administrative penalty materially and adversely affecting its operation or properties status;

6.2.6.8	any other material circumstance which may affect its ability to pay off its debts;

6.2.7	not to be indolent in managing or exercising the right of recourse for its maturity creditor’s rights, or to dispose of the current major properties without consideration or otherwise dispose of such properties in an inappropriate manner.

Clause 7 Rights and Obligations of Party A

7.1	Party A shall have the following rights:

7.1.1	the right to require Party B to on time and fully repay the principal of loans, advances and other credit debts hereunder and under each Specific Contract, and pay the interest thereon;

7.1.2	the right to require Party B to provide the information regarding Party B’s use of its credit line;

7.1.3	the right to be aware of the production, operation and financial activities of Party B;

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7.1.4	the right to supervise Party B’s use of the loans and / or other credit for the purposes agreed herein and in each Specific Contract;

7.1.5	the right to directly make deductions from the account of Party B for the purpose to repay the debts owed by Party B hereunder and under each Specific Contract in accordance with the provisions hereof;

7.1.6	the right to assign its creditor’s rights against Party B, and send Party B [thirty days’] prior written notice of the assignment in such manner as it considers appropriate including but not limited to facsimile, mail and personal service, and make collection from Party B;

7.1.7	and other rights as set forth herein.

7.2	Party A shall undertake the following obligations:

7.2.1	to make loans or provide other credit to Party B within the credit line in accordance with the conditions specified herein and in each Specific Contract;

7.2.2	to keep confidential the information regarding Party B’s assets, finance, production and operation, unless otherwise provided by the laws or regulations or otherwise required by the regulatory authorities.

Clause 8 Party B specifically makes the following warranties

8.1	Party B is an entity qualified as a legal person duly registered and legally existing under the law of the jurisdiction where it’s registered, and of the full civil capacity of executing and performing this Agreement;

8.2	Party B’s execution and performance of this Agreement have been fully authorized by its board of directors or other competent organ;

8.3	The documents, information and evidences provided by Party B relevant to Party B, the guarantor, mortgagor (pledger) and collateral (pledged properties) are true, accurate, complete and effective without error not consistent with the fact or omission of any material fact;

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8.4	Party B shall strictly observe the agreements in each Specific Contract and the letters of undertaking signed by it in favor of Party A and other relevant documents;

8.5	There is no litigation, arbitration or criminal or administrative penalty which may materially and adversely affect Party B or its major properties as of the execution hereof, and there will no such litigation, arbitration or criminal or administrative penalty during the performance hereof. In case of occurrence of any such litigation, arbitration or criminal or administrative penalty, Party B shall promptly notify Party A;

8.6	Party B shall strictly comply with the laws and regulations of the jurisdictions where it’s registered and its principal business place is located and China when conducting its activities, engage in business strictly within the business scope as specified in its articles of association or permitted under the law, and handle the procedures for the annual inspection of its registration;

8.7	Party B shall maintain or enhance its current level of operation and management and ensure the preservation and increase of the value of its existing assets, and shall neither waive any maturity creditor’s rights, nor dispose of its current major properties without consideration or otherwise dispose of such properties in an inappropriate manner;

8.8	Without the permission of Party A, Party B shall not pay off other long-term debts in advance, or / , or / ;

8.9	There is no other important event occurring to Party B which affects Party B’s ability to perform its obligations hereunder as of the execution hereof.

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Clause 9 Other Fees

Party B shall assume all costs arising from the credit investigation, inspection and notarization relevant to this Agreement, and attorney’s fee and costs for litigation, travelling, announcement, service and etc. incurred by Party A as a result of realizing its creditor’s rights in the event that Party B fails to on time pay off the debts owed by it to Party A hereunder, and authorize Party A to directly deduct such costs from the account of Party B maintained with Party A. In case of any deficiency, Party B shall ensure to pay after receipt of Party A’s notice.

Clause 10 Events of Breach and Actions thereon

10.1	An event of breach shall be deemed to be constituted if any of the following circumstances occurs to Party B:

10.1.1	Party B breaches the obligation under Clause 6.2.1 by providing any false information to Party A or concealing any important truth from Party A or not cooperating with Party A in its investigation, examination or inspection;

10.1.2	Party B breaches the obligation under Clause 6.2.2 by not accepting or evading supervision of Party A on Party B’s use of credit funds or its relevant production, operation or financial activities;

10.1.3	Party B breaches the obligation under Clause 6.2.3 by not using the loans and / or other credit for the purposes as specified herein or in each Specific Contract;

10.1.4	Party B breaches the obligation under Clause 6.2.4 by failing to on time or fully repay the principal of loans, advances or other credit debts, or to pay the interest thereon in accordance with the agreements herein or in each Specific Contract ;

10.1.5	Party B breaches the obligation under Clause 6.2.5 by transferring the debts hereunder to any third party without the consent of Party A, or breaches the obligation under Clause 6.2.7 by being indolent in managing or exercising the right of recourse for its maturity creditor’s rights, or disposing of the current major properties without consideration or otherwise disposing of such properties in an inappropriate manner;

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10.1.6	Party B breaches the obligation under Clause 6.2.6 by failing to timely notify Party A of any circumstance as set forth in that clause, or failing to cooperate with Party A in its requirement for Party B to adopt further measure to ensure the paying off of the debts hereunder upon Party A becoming aware of any such circumstance, or it’s not favorable, in Party A’s opinion, for the safe recovery of the principal of credit and interest thereon;

10.1.7	Party B breaches Clause 8.1, Clause 8.2 or Clause 8.5, or violates Clause 8.3, Clause 8.4, Clause 8.6, Clause 8.7, Clause 8.8 or Clause 8.9, and fails to immediately correct at the requirement of Party A;

10.1.8	Any other circumstance occurs which may impair Party A’s legal interest in Party A’s opinion.

10.2	It will be deemed that an event of breach is constituted if any of the following circumstances occurs to the guarantor which, in Party A’s opinion, may affect the guarantor’s capacity for guarantee, and the guarantor or Party B fails to cooperate with Party A in its requirement for the guarantor to eliminate adverse effects arising therefrom or requirement for Party B to add or replace the conditions of guarantee:

10.2.1	Any circumstance similar to any one of such circumstance as set forth in Clause 6.2.6 occurs;

10.2.2	When issuing the standby letter of credit / irrevocable letter of guarantee, the guarantor conceals its actual capacity for assuming the liabilities of guarantee or is not authorized by its board of directors or any other competent organ;

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10.2.3	The guarantor fails to on time handle the procedures for the annual inspection of its registration; or

10.2.4	The guarantor is indolent in managing or exercising the right of recourse for its maturity creditor’s rights, or disposing of the current major properties without consideration or otherwise disposing of such properties in an inappropriate manner.

10.3	It will be deemed that an event of breach is constituted if any of the following circumstances occurs to the mortgagor (or pledger) which, in Party A’s opinion, may result in the non-establishment of mortgage (or pledge) or deficiency in the value of the collateral (pledged properties), and the mortgagor (or pledger) or Party B fails to cooperate with Party A in its requirement for the mortgagor (or pledger) to eliminate adverse effects arising therefrom or requirement for Party B to add or replace the conditions of guarantee:

10.3.1	The mortgagor (or pledger) does not have the ownership of or the right to dispose of the collateral (or pledged properties), or there is any dispute in the title to the collateral (or pledged properties);

10.3.2	The collateral (or pledged properties) is leased out, seized, attached, or under surveillance, or there is any priority which is prior by law on the collateral (or pledged properties) (including but not limited to the priority of payment for construction works), and / or any of such circumstances is concealed;

10.3.3	The mortgagor transfers, leases out, remortgages or otherwise disposes of the collateral in an inappropriate manner without the written consent of Party A, or disposes of the collateral with the written consent of Party A but fails to pay off the debts owed by Party B to Party A with the proceeds from such disposal as per the requirement of Party A;

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10.3.4	The mortgagor does not preserve, maintain or repair the collateral in an appropriate manner and therefore causes the obvious depreciation in the value of the collateral, or does not maintain the insurance covering the collateral during the term of mortgage as per the requirement of Party A.

10.4	Party A shall be entitled to respectively or concurrently take the following actions in case of any of the events of breach as listed in Clause 10.1, Clause 10.2 orClause 10.3:

10.4.1	to reduce the credit line hereunder, or cease the use of the remaining credit line;

10.4.2	to recover in advance the principal of financing which has been provided within the credit line and the interest thereon and the relevant fees;

10.4.3	with respect to any draft, letter of credit, guarantee, delivery guarantee or etc. which has been accepted or issued by Party A during the term of credit, whether or not Party A has made advances, to require Party B to increase the amount of security deposit, or to transfer the deposit in other account opened by Party B with Party A into its account of security deposit as the security deposit for paying off the advances made by Party A thereafter hereunder, or to submit the relevant sum to a third party as the security deposit for the advances made by Party A for the account of Party B thereafter;

10.4.4	with respect to the creditor’s rights to unpaid receivables assigned to Party A by Party B under the export factoring, to require Party B to promptly perform its obligation to repurchase; with respect to the creditor’s rights to receivables of Party B assigned to Party A under the import factoring, to promptly claim against Party B for recourse;

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10.4.5	to directly deduct deposits in the clearance account and / or other account of Party B for the purpose to pay off all debts of Party B hereunder and under each Specific Contract;

10.4.6	to claim for recourse pursuant to Clause 13 hereof.

Clause 11 Repayment

Party B shall repay the principal amounting to US Dollars 275 million by the following installments after the loan is made to the account of Party B: US Dollars 10 million in the first quarter, US Dollars 70 million in the second quarter, US Dollars 87.5 million in the third quarter, and US Dollars 10750 at the final expiration of the loan.

The date and amount of repayment for each specific installment shall be subject to the contents of the applicable Application for Drawing to be accepted by Party A.

If intending to apply for prepayment in lieu of the aforesaid schedule of repayment, Party B shall submit a written application to Party A seven business days prior to the planned prepayment date and pay the liquidated damages to Party A for such prepayment. The amount of liquidated damages for prepayment = the amount of prepayment * the percentage of liquidated damages (0%). After Party A reviews and agrees on the application of Party B for prepayment, Party B shall fully pay Party A the liquidated damages for prepayment within the time limit required by Party A, otherwise Party A shall still be entitled to reject the application of Party B for prepayment. Party A shall have the right, but have no obligation to appropriately reduce the amount of liquidated damages for prepayment to be paid by Party B at its sole discretion based on such factors as the remaining term of loan of Party B when Party B makes the prepayment.

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Clause 12 Miscellaneous

12.1	No tolerance, grace or delay of Party A in exercising the interests or rights which it shall enjoy hereunder for any breach or delay of Party B during the term hereof shall impair, affect or limit any interest or right which Party A shall enjoy as the creditor under the applicable law and hereunder, or be deemed as Party A’s permission or acknowledgment of any breach hereof, or be deemed as Party A’s waiver of the right to take any action for any current or future breach.

12.2	Party B shall still be obligated to pay off all debts owed to Party A hereunder, should this Agreement or any part hereof become invalid at law due to any reason. In this case, Party A shall be entitled to terminate the performance of this Agreement and may promptly claim against Party B for recovering all debts owed by Party B hereunder.

12.3	The notices and requirements of Party A and Party B in connection hereof shall be sent in writing.

Contact address of Party A: 19/F, China Merchants Bank Tower, No. 7088 Shennan Boulevard, Shenzhen

Contact address of Party B: Building 105, Yard Jia 10, Jiuxianqiao North Road, Chaoyang District, Beijing

A notice shall be deemed to have been served upon the signature and receipt of the addressee in case of personal delivery (if rejected by the addressee, on the date of rejection); upon the expiration of seven days after posting in case of delivery by a postal letter; and upon the receipt of facsimile by the addressee’s facsimile system in case of delivery via facsimile.

Either party shall timely notify the other party of any change in its contact address, otherwise shall assume the loss which may arise therefrom.

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12.4	The parties agree that each application for business under trade financing will be affixed to the reserved seal of Party B as per the specimen seal reserved on the Card of Seals provided by Party B to Party A, and each party acknowledges the validity of such seal. Party B may deliver each application for business to Party A in the manner of facsimile plus payment password in accordance with the Letter of Undertaking for Authorizations and Indemnity regarding “Certified Facsimile Instructions” executed with Party A. Each party confirms that an application for business delivered in the manner of facsimile plus payment password shall have such legal effect as same to an application for business delivered in writing.

12.5	Any written supplemental agreement on matters not defined herein or amendment hereto agreed by Party A and Party B and each Specific Contract hereunder shall be attached hereto and constitute an integral part hereof.

Clause 13 Applicable Law and Dispute Settlement

13.1	The formation and interpretation hereof and the settlement of disputes arising herefrom shall be governed by the law of the People’s Republic of China (for the purpose hereof, the law of the People’s Republic of China excludes the laws and regulations of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Province; the same below), and the rights and interests of Party A and Party B shall be protected by the law of the People’s Republic of China.

13.2	Any dispute arising during the performance hereof between Party A and Party B shall be settled by the consultation between the parties. If failing, either party may (make a choice in the following three options by marking with “√”):

☐13.2.1 refer to (if choosing this option, make a choice in the following two options by marking with “√”)

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☐ China International Economic and Trade Arbitration Commission

☐ China International Economic and Trade Arbitration Commission,        /       Branch

for arbitration in accordance with the arbitration rules for financial disputes.

☐13.2.2 request for arbitration to       /      Arbitration Commission;

√13.2.3 bring a lawsuit to the people’s court in the jurisdiction where Party A is located.

13.2	After the notarization of this Agreement and each Specific Contract is conducted by Party A and Party B which grants enforceability hereto and thereto, Party A may directly request the people’s court of competent jurisdiction for compulsory enforcement for the purpose to recover the debts owed by Party B hereunder and thereunder.

Clause 14 Effectiveness

This Agreement shall become effective upon being affixed to by Party A of its special seal for contractual uses of and signed by the signatory of Party B authorized by the resolution of its board of director, and automatically terminate on the date when all debts owed by Party B to Party A hereunder and all other relevant fees are paid off.

Clause 15 Supplementary Provisions

This Agreement is made in duplicate of the same legal effect, Party A, Party B and    /   ,    /   respectively holding one.

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Special Notice:

All terms hereof have been fully negotiated by the parties. Party A has remind Party B of paying special attention to the terms which disclaim or limit Party A’s liabilities, or under which Party A unilaterally have certain rights, or which aggravate Party B’s liabilities or limit Party B’s rights, and of fully and accurately understanding such terms. Party A has made relevant explanation on such terms at the requirement of Party B. The parties hereto have the same understanding on the terms hereof.

(No text below)

Party A (seal): China Merchants Bank Co., Ltd.

/s/ China Merchants Bank Co., Ltd.

(seal)

/s/ Authorized signatory

Party B: 58.com Inc.

Authorized Signatory (signature)

/s/ Jinbo Yao

Signed on: March 30th, 2016

Signed in: Shenzhen

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